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                                                                    Exhibit 23.2




                               CONSENT OF KPMG LLP


The Board of Directors
AccuMed International, Inc.:


           We consent to the incorporation by reference in the registration statement on Form S-4 of Ampersand Medical Corporation of our reports dated March 8, 2001 relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K/A of AccuMed International, Inc., and to the reference to our firm under the heading "Independent Accountants" in the proxy statement-prospectus.

           Our reports dated March 8, 2001 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


Chicago, Illinois
August 14, 2001


                                             /s/ KPMG LLP